Exhibit 1

AudioCodes Press Release

P R E S S R E L E A S E

Company Contacts
Niran Baruch, Chief Financial Officer AudioCodes Tel: +972-3-976-4000 niran.baruch@audiocodes.com	Roger L. Chuchen, VP, Investor Relations AudioCodes Tel: 732-764-2552 roger.chuchen@audiocodes.com

AudioCodes Reports First Quarter 2025 Results

Or Yehuda, Israel – May 6, 2025 - AudioCodes (NASDAQ: AUDC) Press Release

First Quarter Highlights

•	Quarterly revenues increase by 0.5% year-over-year to $60.4 million;

•	Quarterly service revenues increased by 3.4% year-over-year to $32.6 million;

•	GAAP results:

o	Quarterly GAAP gross margin was 64.8%;

o	Quarterly GAAP operating margin was 6.0%;

o	Quarterly GAAP EBITDA was $4.6 million;

o	Quarterly GAAP net income was $4.0 million, or $0.13 per diluted share.

•	Non-GAAP results:

o	Quarterly Non-GAAP gross margin was 65.2%;

o	Quarterly Non-GAAP operating margin was 8.9%;

o	Quarterly Non-GAAP EBITDA was $6.2 million;

o	Quarterly Non-GAAP net income was $4.7 million, or $0.15 per diluted share.

•	Net cash provided by operating activities was $13.5 million for the quarter.

•	AudioCodes repurchased 500,000 of its ordinary shares during the quarter at an aggregate cost of $5.2 million.

AudioCodes Reports First Quarter 2025 Results	Page 1 of 10

AudioCodes Press Release

Details

AudioCodes, a leading provider of unified communications voice, contact center and conversational AI applications and services for enterprises, today announced its financial results for the first quarter ended March 31, 2025.

Revenues for the first quarter of 2025 were $60.4 million compared to $60.1 million for the first quarter of 2024.

EBITDA for the first quarter of 2025 was $4.6 million compared to $3.8 million for the first quarter of 2024.

On a Non-GAAP basis, EBITDA for the first quarter of 2025 was $6.2 million compared to $6.7 million for the first quarter of 2024.

Net income was $4.0 million, or $0.13 per diluted share, for the first quarter of 2025 compared to net income of $2.1 million, or $0.07 per diluted share, for the first quarter of 2024.

On a Non-GAAP basis, net income was $4.7 million, or $0.15 per diluted share, for the first quarter of 2025 compared to $5.2 million, or $0.17 per diluted share, for the first quarter of 2024.

Non-GAAP net income excludes: (i) share-based compensation expenses; (ii) amortization expenses related to intangible assets; (iii) financial income (expenses) related to exchange rate differences in connection with revaluation of assets and liabilities in non-dollar denominated currencies; (iv) tax impact which relates to our Non-GAAP adjustments; and (v) in Q1 2024 non-cash lease expense which is required to be recorded during the quarter even though this is a free rent period under the lease for the Company’s new headquarters. A reconciliation of net income on a GAAP basis to a non-GAAP basis is provided in the tables that accompany the condensed consolidated financial statements contained in this press release.

Net cash provided by operating activities was $13.5 million for the first quarter of 2025. Cash and cash equivalents, short-term bank deposits, long and short-term marketable securities and long-term financial investments were $95.7 million as of March 31, 2025 compared to $93.9 million as of December 31, 2024. The increase in cash and cash equivalents, short-term bank deposits, long and short-term marketable securities and long-term financial investments was the result of cash generated from operating activities. This was partially offset by use of cash for the continued repurchasing of the Company’s ordinary shares pursuant to its share repurchase program and the payment of a cash dividend during the quarter.

AudioCodes Reports First Quarter 2025 Results	Page 2 of 10

AudioCodes Press Release

“I am pleased to report solid first quarter performance amidst successful execution of our strategic priorities. We continued to drive growth of our Live managed services in the UCaaS and CX markets, coupled with cross-selling our AI-powered value-added services” said Shabtai Adlersberg, President and Chief Executive Officer of AudioCodes.

Overall, we experienced positive momentum across our UC, CX, and conversational AI practices, propelled by strength in UCaaS, within which Microsoft business was up 7% in the quarter. Our CX business increased 2% year-over-year, supported by a solid pipeline that indicates a positive outlook for the remainder of 2025. Our conversational AI business grew over 10% year-over-year. The strength in these strategic areas has fueled the ongoing growth of our Live managed services, leading to Annual Recurring Revenues (ARR) reaching $67 million in the quarter, representing approximately 25% growth year-over-year.

Our investments have led to a spate of new products in the Conversational AI space that our sales teams are successfully evangelizing to end customers and partners.  As a case in point, we recently introduced Meeting Insights On-Prem, extending the Gen AI-enabled meeting productivity benefits to regulated and security-sensitive environments and industries. This industry’s first solution has already garnered important customer interest, as evidenced by a robust pipeline.

We expect the number of proof-of-concept opportunities to further scale over the rest of the year.  We further expect growth of AI-powered value-added services to be enhanced in the second half of 2025 by the impending launch of our unique next-generation Live platform, which integrates connectivity solutions supporting the leading UCaaS vendor solutions with our leading business applications.

On the operations side, we witnessed lower gross profit from product sales in the first quarter resulting from the impact of the new US tariffs on imports from China. We are closely monitoring developments in this area and have already taken steps to mitigate the impact for the remainder of 2025 from the new tariffs announced in April.

Despite the fluidity of the tariff situation and associated macroeconomic uncertainty, we continue to make solid progress in our long-term transformation into a cloud and software services company, and in investing and developing the potential for future success in the emerging conversational AI applications and markets” concluded Mr. Adlersberg.

AudioCodes Reports First Quarter 2025 Results	Page 3 of 10

AudioCodes Press Release

Share Buy Back Program and Cash Dividend

In December 2024, the Company received court approval in Israel to purchase up to an aggregate amount of $20 million of additional ordinary shares. The court approval also permits AudioCodes to declare a dividend out of any part of this amount. The approval is valid through June 14, 2025.

On February 4, 2025, the Company declared a cash dividend of 18 cents per share. The dividend, in the aggregate amount of approximately $5.5 million, was paid on March 6, 2025, to all of the Company's shareholders of record on February 20, 2025.

During the quarter ended March 31, 2025, the Company acquired 500,000 of its ordinary shares under its share repurchase program for a total consideration of $5.2 million.

As of March 31, 2025, the Company had $8.5 million available under this approval for the repurchase of shares and/or declaration of cash dividends.

Conference Call & Web Cast Information

AudioCodes will conduct a conference call at 8:30 A.M., Eastern Time today to discuss the Company's first quarter of 2025 operating performance, financial results and outlook. Interested parties may participate in the conference call by dialing one of the following numbers:

United States Participants: 888-506-0062

International Participants: +1 (973) 528-0011

The conference call will also be simultaneously webcast. Investors are invited to listen to the call live via webcast at the AudioCodes investor website at http://www.audiocodes.com/investors-lobby.

About AudioCodes

AudioCodes Ltd. (NASDAQ, TASE: AUDC) is a global leader in unified communications voice, contact center and conversational AI services and solutions for enterprises, enabling them to improve their customer experience (CX) and employee experience (EX) through enhanced communications and collaboration. Powered by AI, AudioCodes offers a comprehensive range of products, applications and SaaS services that provide seamless interoperability with the world's leading unified communications as a service (UCaaS) and contact center as a service (CCaaS) platforms, including Microsoft Teams, Webex, Zoom, Genesys and many others. Enterprises across the world, including 65 Fortune 100 companies, leverage AudioCodes expertise to enhance their productivity, collaboration, business process automation & intelligence, compliance and customer interaction. AudioCodes’ global reach is achieved via its expert sales and support teams and its worldwide community of certified resellers, integrators and service providers.

For more information on AudioCodes, visit http://www.audiocodes.com.

AudioCodes Reports First Quarter 2025 Results	Page 4 of 10

AudioCodes Press Release

Follow AudioCodes’ social media channels:

AudioCodes invites you to join our online community and follow us on: AudioCodes Voice Blog, LinkedIn, Twitter, Facebook, and YouTube.

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and the demand for existing products; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development, upgrades and the ability to manage changes in market conditions as needed; possible need for additional financing; the ability to satisfy covenants in the Company’s loan agreements; possible disruptions from acquisitions; the ability of AudioCodes to successfully integrate the products and operations of acquired companies into AudioCodes’ business; possible adverse impact of the COVID-19 pandemic on our business and results of operations; the effects of the current terrorist attacks by Hamas in Israel, and the war and hostilities between Israel and Hamas, and Israel and Hezbollah as well as the possibility that this could develop into a broader regional conflict involving Israel with other parties, may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; and other factors detailed in AudioCodes' filings with the U.S. Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

©2025 AudioCodes Ltd. All rights reserved. AudioCodes, AC, HD VoIP, HD VoIP Sounds Better, IPmedia, Mediant, MediaPack, What’s Inside Matters, OSN, SmartTAP, User Management Pack, VMAS, VoIPerfect, VoIPerfectHD, Your Gateway To VoIP, 3GX, VocaNom, AudioCodes One Voice, AudioCodes Meeting Insights, AudioCodes Room Experience are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners. Product specifications are subject to change without notice.

Summary financial data follows

AudioCodes Reports First Quarter 2025 Results	Page 5 of 10

AudioCodes Press Release

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	March 31,	December 31,
	2025	2024
	(Unaudited)	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$63,133	$50,749
Short-term bank deposits	209	210
Short-term marketable securities	3,194	3,426
Trade receivables, net	56,062	56,016
Other receivables and prepaid expenses	10,629	13,012
Inventories	28,566	31,364
Total current assets	161,793	162,876

LONG-TERM ASSETS:
Long-term Trade receivables	$14,921	$15,753
Long-term marketable securities	25,760	28,518
Long-term financial investments	3,386	3,008
Deferred tax assets	9,113	9,838
Operating lease right-of-use assets	32,009	32,534
Severance pay funds	17,329	18,004
Total long-term assets	102,518	107,655

PROPERTY AND EQUIPMENT, NET	28,248	27,321

GOODWILL, INTANGIBLE ASSETS AND OTHER, NET	37,916	38,049

Total assets	$330,475	$335,901

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	6,570	7,543
Other payables and accrued expenses	24,689	25,823
Deferred revenues	43,257	38,438
Short-term operating lease liabilities	5,845	5,954
Total current liabilities	80,361	77,758

LONG-TERM LIABILITIES:
Accrued severance pay	$15,845	$16,387
Deferred revenues and other liabilities	19,070	19,434
Long-term operating lease liabilities	29,295	30,508
Total long-term liabilities	64,210	66,329

Total shareholders’ equity	185,904	191,814
Total liabilities and shareholders' equity	$330,475	$335,901

AudioCodes Reports First Quarter 2025 Results	Page 6 of 10

AudioCodes Press Release

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except per share data

	Three months ended
	March 31,
	2025	2024
	(Unaudited)
Revenues:
Products	$27,775	$28,550
Services	32,599	31,526
Total Revenues	60,374	60,076
Cost of revenues:
Products	11,017	11,825
Services	10,223	9,584
Total Cost of revenues	21,240	21,409
Gross profit	39,134	38,667
Operating expenses:
Research and development, net	13,026	13,933
Selling and marketing	18,561	17,367
General and administrative	3,902	4,086
Total operating expenses	35,489	35,386
Operating income	3,645	3,281
Financial income (expenses), net	1,716	23
Income before taxes on income	5,361	3,304
Taxes on income, net	(1,345)	(1,221)
Net income	$4,016	$2,083
Basic net earnings per share	$0.14	$0.07
Diluted net earnings per share	$0.13	$0.07
Weighted average number of shares used in computing basic net earnings per share (in thousands)	29,528	30,333
Weighted average number of shares used in computing diluted net earnings per share (in thousands)	30,045	30,793

AudioCodes Reports First Quarter 2025 Results	Page 7 of 10

AudioCodes Press Release

AUDIOCODES LTD. AND ITS SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

U.S. dollars in thousands, except per share data

	Three months ended
	March 31,
	2025	2024
	(Unaudited)
GAAP net income	$4,016	$2,083
GAAP net earnings per share	$0.13	$0.07
Cost of revenues:
Share-based compensation (1)	95	79
Amortization expenses (2)	122	122
Lease expenses (5)	-	304
	217	505
Research and development, net:
Share-based compensation (1)	349	592
Lease expenses (5)	-	342
	349	934
Selling and marketing:
Share-based compensation (1)	569	723
Amortization expenses (2)	11	11
Lease expenses (5)	-	38
	580	772
General and administrative:
Share-based compensation (1)	575	742
Lease expenses (5)	-	76
	575	818
Financial expenses (income):
Exchange rate differences (3)	(1,035)	(364)

Income taxes:
Taxes on income, net (4)	-	471
Non-GAAP net income	$4,702	$5,219
Non-GAAP diluted net earnings per share	$0.15	$0.17
Weighted average number of shares used in computing Non-GAAP diluted net earnings per share (in thousands)	30,725	31,570

(1)	Share-based compensation expenses related to options and restricted share units granted to employees and others.
(2)	Amortization expenses related to intangible assets.
(3)	Financial income (expenses) related to exchange rate differences in connection with revaluation of assets and liabilities in non-dollar denominated currencies.
(4)	Tax impact which relates to our non-GAAP adjustments.
(5)	In Q1 2024, non-cash lease expense which is required to be recorded during the quarter even though this is a free rent period under the lease for the Company’s new headquarters.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information.

AudioCodes Reports First Quarter 2025 Results	Page 8 of 10

AudioCodes Press Release

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Three months ended
	March 31,
	2025	2024
	(Unaudited)
Cash flows from operating activities:
Net income	$4,016	$2,083
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	954	523
Amortization of marketable securities premiums and accretion of discounts, net	104	314
Decrease (increase) in accrued severance pay, net	133	(110)
Share-based compensation expenses	1,588	2,136
Decrease (increase) in deferred tax assets, net	619	(786)
Cash financial loss (income), net	53	85
Decrease in operating lease right-of-use assets	746	2,389
Decrease in operating lease liabilities	(1,543)	(2,111)
Decrease in trade receivables, net	786	2,316
Decrease in other receivables and prepaid expenses	2,383	540
Decrease in inventories	2,855	3,258
Decrease in trade payables	(1,289)	(234)
Decrease in other payables and accrued expenses	(2,595)	(1,732)
Increase in deferred revenues	4,647	6,310
Net cash provided by operating activities	13,457	14,981

Cash flows from investing activities:
Proceeds from short-term deposits	1	4
Proceeds from financial investment	113	21
Proceeds from redemption of marketable securities	3,200	500
Purchase of financial investments	(442)	-
Purchase of property and equipment	(1,474)	(6,785)
Net cash provided by (used in) investing activities	1,398	(6,260)

AudioCodes Reports First Quarter 2025 Results	Page 9 of 10

AudioCodes Press Release

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Three months ended
	March 31,
	2025	2024
	(Unaudited)
Cash flows from financing activities:
Purchase of treasury shares	(5,208)	(3,584)
Cash dividends paid to shareholders	(5,326)	(5,453)
Proceeds from issuance of shares upon exercise of options	63	180
Net cash used in financing activities	(10,471)	(8,857)

Net increase (decrease) in cash, cash equivalents	4,384	(136)
Cash, cash equivalents at beginning of period	58,749	30,546
Cash, cash equivalents at end of period	$63,133	$30,410

AudioCodes Reports First Quarter 2025 Results	Page 10 of 10